Exhibit 10.13

Agreement

This Agreement (the "Agreement") is made as of October 2nd, 2005 (the “Effective Date”), by and between Technology Transfer Group, a membership with principal office situate at 4/3 Shay Agnon Street, Ra’anana, Israel, duly represented by Menachem Sharon and Ari Kanichowsky (the “Finder”), and Integrity Applications Ltd., of 22 He'Amal Street, South Industrial Zone, P.O. Box 432, Ashkelon, 78100, Israel (the “Company”).

1.	Finder's Services

1.1.
Finder is hereby appointed by the Company, upon signing and returning this Agreement, to seek, on a non-exclusive basis, distributors for the Company in order to facilitate the Company in penetrating the South African market and marketing their products in South Africa (the "Territory"), and/or investors that are willing to invest money in the Company, pursuant to the terms of this Agreement, and to introduce the Company to such distributors and/or investors, during the Agreement Period (As defined below). Finder hereby accepts such appointment and agrees to use its best efforts to fulfill its obligations hereunder.

1.2.
Finder acknowledges that nothing in this Agreement shall be construed to prevent the Company from, directly or indirectly, seeking distributors in or for the Territory or investors on its own or through the efforts of others. Therefore, to insure that there is no overlap among the efforts of the Finder, the Company or any of its agents, the Finder shall not contact any potential distributor or investor unless he has first (i) identified such distributor or investor in writing to the Company and (ii) received the Company's prior written consent to approach such distributor or investor (as the case may be), stating that the Company has not been introduced to, or otherwise in connections with, such distributor or investor (as the case may be) before and that it is interested in being so introduced by the Finder. The decision of whether to give the Finder permission to contact any potential distributor or investor (as the case may be) and introduce same to the Company shall be at the Company’s sole discretion. Any distributor and/or investor introduced by the Finder to the Company pursuant to the provisions of this Section 1 shall be referred to as the "Prospect(s)".

1.3.
Finder will not, without the company's prior written approval, accept, alter, enlarge, or limit orders, make guarantees concerning the Company's products, accept the return of, or make allowance for, the company's products, or bill any customer directly for the Company's products or services, or otherwise make any contract or incur any obligation in the name and on behalf of the Company, or present itself as authorized to do any of the above on behalf of the Company.

2.	No Agent; No Employee

The relationship between Finder and the Company is that of an independent contractor and neither Finder nor its agents, representatives or employees shall be considered employees of the Company. Should any competent authority determine, despite the aforesaid, that employer-employee relationship did occur between the parties hereto, the Finder shall indemnify the Company and hold it harmless against any and all costs and payments incurred by the Company due to such determination, upon Company's first request.

3.	Consideration

3.1.
In the event that during the Agreement Period or the 12 months following its expiration or termination for any reason whatsoever (the "Eligibility Period"), a distribution contract is entered into between the Company and a Prospect and a commercial order for the purchase of Products is placed by a Prospect and accepted by the Company (a "Commissionable Contract"), the Company shall pay Finder a commission (the "Commission") of 5% of the income actually received during 3 (three) years as of the signing of the Commissionable Contract, from such Prospect pursuant to such Commission Contract (the "Commissionable Income"). The Company shall pay Finder the Commission within 30 (thirty) days from the receipt by the Company of the Commissionable Income. Should the Commissionable Income be paid to the Company by installments, the Company shall pay the Finder a pro rata portion of its Commission within 30 (thirty) days of receipt by the Company of each installment.  Payments shall be done, subject to the aforesaid, on a Quarterly basis, against official invoices.

3.2.
In the event that during the Eligibility Period, an investment agreement is entered into between the Company and a Prospect (a "Commissionable Investment Contract"), the Company shall pay Finder a commission (the "Commission") of 5% of the investment amount specified in the Commissionable Investment Contract that is actually received from such Prospect according to the Commissionable Investment Contract, (the "Commissionable Investment"). The Company shall pay Finder the Commission within 30 (thirty) days from the actual receipt by the Company of the Commissionable Investment. Should the Commissionable Investment be paid to the Company by installments, the Company shall pay the Finder a pro rata portion of its Commission within 30 (thirty) days of receipt by the Company of each installment.

3.3.
Finder shall bear all his costs and expenses incurred in connection hereof and shall not be entitled, directly or indirectly, to reimbursement by the Company with regard to such expenses. The Commission shall be the sole and complete compensation which Finder, or any other person or entity Finder is in any way affiliated with, shall be entitled to receive in connection with the transactions contemplated by this Agreement. Finder shall not be entitled to any commission if for any reason whatsoever, whether due to default by the Company or otherwise, (i) a contract is not entered into with a Prospect during the Eligibility Period or (ii) the Company never gained any Commissionable Income from a Prospect during the Eligibility Period.

4.	Term; Termination

4.1.
This Agreement shall be for an initial period of 12 months from the Effective Date hereof (the "Agreement Period").  Prior to the date of expiration, the parties shall negotiate the possibility and terms under which this Agreement might be renewed, extended or modified. In the event that this Agreement is not renewed for any reason whatsoever before the elapse of the Agreement Period by way of a written document signed by both parties, this Agreement shall expire upon the elapse of the Agreement Period (unless otherwise terminated before such date); the Finder shall however be entitled to the Commission with respect to Commissionable Income or Investment actually received by the Company during the Agreement Period or during the Eligibility Period.

4.2.
This Agreement can be terminated by each party by providing 30 days prior written notice to the other. This Agreement also may be terminated on 10 days prior written notice from each party to the other if such other party has committed a material breach of the terms hereof and has failed to cure such breach within such 10 days period. The termination of this Agreement shall not affect the Company's obligation to pay the Finder a Commission on any Contract pursuant to Section 3, except if the Company terminates this Agreement because the Finder has failed timely to cure a material breach of the Agreement.

5.	Confidentiality

5.1.
The Finder shall keep in strict confidence, and shall not use for any purpose whatsoever, any and all information, in any form whatsoever, relating, in any way, to the Company, its products, know-how, technology and any other intellectual property rights it may have (the "Proprietary Information") and not to disclose or use in an unauthorized manner any Proprietary Information. The Finder acknowledges and agrees that all such Proprietary Information is confidential and proprietary and shall not be disclosed by the Finder to third persons without the prior written consent of the Company.

5.2.
The Finder shall ensure that any of its present and future employees, consultants, agents or contractors, as applicable, that have access to the Proprietary Information shall comply with the confidentiality undertaking set forth in Section 5.1 above.

5.3.
The Finder shall cause all Prospects to sign the Company's standard Confidentiality Agreement, prior to the disclosure of any Proprietary Information to any such Prospect. In no event shall the Finder disclose any Proprietary Information to a Prospect who has not signed the Company’s standard Confidentiality Agreement, unless the Company gave its prior written approval to such disclosure. In all cases (whether the Prospect has or has not signed the Company’s standard Confidentiality Agreement) the Finder shall disclose only such information approved by the Company in writing to be disclosed.

5.4.
The Finder hereby undertakes to indemnify the Company and hold it harmless against any and all claims by either the Prospects or the Finder or any of their shareholders, office holders and any person acting on their behalf against the Company in relation to any disclosure of Confidential Information of any kind, which was disclosed whether directly or indirectly by the Finder.

6.	Miscellaneous

6.1.	The Finder shall not assign any of its rights or obligations under this Agreement without the prior written consent of the Company.

6.2.	Both parties declare that to the best of their knowledge, no impediment exists to their entering into this Agreement.

6.3.
This Agreement consists the entire understanding between the parties regarding the issues set forth herein, and any agreement, understanding or arrangement made between the parties prior to this letter, are hereby null and void. This letter cannot be modified unless by a written document signed by both parties hereto.

6.4.
The failure of either party at any time to require the performance by the other party of any provision of this Agreement shall not affect in any way the right to require such performance at any later time, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be an implied waiver of that provision.

6.5.
The governing law of this Agreement shall be the law of Israel only, and the parties hereto irrevocably submit to the sole and exclusive jurisdiction of the competent courts Tel Aviv, Israel, without regard to any conflict of laws provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date written above.

/s/ Avner Gal	/s/ Menachem Sharron
Integrity Applications Ltd.	Technology Transfer Group

By: Avner Gal	By: Menachem Sharron

Title: Managing Director, CEO	Title: Associate